Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rare Element Resources Ltd.:

We consent to the incorporation by reference into the Registration Statement on Form S-3 (the “Registration Statement” of  Rare Element Resources Ltd. (the “Company”) of our report dated March 15, 2013, with respect to the consolidated balance sheet of the Company as of December 31, 2012 and June 30, 2012, and the consolidated statements of operations and comprehensive loss, changes in equity, and cash flows of the Company for the six months ended December 31, 2012, the year ended June 30, 2012 and the cumulative period from June 3, 1999 (Inception) to December 31, 2012, which reports appear in the Company’s Transition Report on Form 10-K for the period ended December 31, 2012, and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP

_____________________________

EKS&H LLLP

Denver, Colorado

June 11, 2013